Filed Pursuant to Rule 433 Registration Nos. 333-254632 and 333-254632-02

NextEra Energy Capital Holdings, Inc.

Pricing Term Sheet

June 21, 2022

Issuer:	NextEra Energy Capital Holdings, Inc.
Designations:	4.20% Debentures, Series due June 20, 2024 (“2024 Debentures”)
	4.45% Debentures, Series due June 20, 2025 (“2025 Debentures”)
	4.625% Debentures, Series due July 15, 2027 (“2027 Debentures”)
	5.00% Debentures, Series due July 15, 2032 (“2032 Debentures”, and together with the 2024 Debentures, 2025 Debentures and 2027 Debentures, “Debentures”)

Registration Format:	SEC Registered

Principal Amount:	2024 Debentures:	$750,000,000
	2025 Debentures:	$1,000,000,000
	2027 Debentures:	$1,250,000,000
	2032 Debentures:	$1,000,000,000

Date of Maturity:	2024 Debentures:	June 20, 2024
	2025 Debentures:	June 20, 2025
	2027 Debentures:	July 15, 2027
	2032 Debentures:	July 15, 2032

Interest Payment Dates:	2024 Debentures and 2025 Debentures:
	Semi-annually in arrears on June 20 and December 20 of each year, beginning December 20, 2022
	2027 Debentures and 2032 Debentures:
	Semi-annually in arrears on January 15 and July 15 of each year, beginning January 15, 2023
Coupon Rate:	2024 Debentures:	4.20%
	2025 Debentures:	4.45%
	2027 Debentures:	4.625%
	2032 Debentures:	5.00%

Price to Public:	2024 Debentures:	99.998% of the principal amount thereof
	2025 Debentures:	99.975% of the principal amount thereof
	2027 Debentures:	99.961% of the principal amount thereof
	2032 Debentures:	99.925% of the principal amount thereof

Benchmark Treasury:	2024 Debentures:	2.500% due May 31, 2024
	2025 Debentures:	2.875% due June 15, 2025
	2027 Debentures:	2.625% due May 31, 2027
	2032 Debentures:	2.875% due May 15, 2032

Benchmark Treasury Yield:
	2024 Debentures:	3.201%
	2025 Debentures:	3.359%
	2027 Debentures:	3.383%
	2032 Debentures:	3.309%

Spread to Benchmark
Treasury Yield:	2024 Debentures:	100 basis points
	2025 Debentures:	110 basis points
	2027 Debentures:	125 basis points
	2032 Debentures:	170 basis points

Reoffer Yield:	2024 Debentures:	4.201%
	2025 Debentures:	4.459%
	2027 Debentures:	4.633%
	2032 Debentures:	5.009%

Optional Redemption:	2024 Debentures: Redeemable at any time at a redemption price equal to the greater of (1)(a) the sum of the present values of the remaining scheduled payments of principal and interest thereon discounted to the redemption date on a semi-annual basis at the Treasury Rate plus 15 basis points less (b) interest accrued to the redemption date, and (2) 100% of the principal amount of the 2024 Debentures to be redeemed, plus, in either case, accrued and unpaid interest thereon, if any, to but excluding the redemption date.

2025 Debentures: Redeemable at any time at a redemption price equal to the greater of (1)(a) the sum of the present values of the remaining scheduled payments of principal and interest thereon discounted to the redemption date on a semi-annual basis at the Treasury Rate plus 20 basis points less (b) interest accrued to the redemption date, and (2) 100% of the principal amount of the 2025 Debentures to be redeemed, plus, in either case, accrued and unpaid interest thereon, if any, to but excluding the redemption date.

2027 Debentures: Prior to June 15, 2027 (the “2027 Debentures Par Call Date”) redeemable at any time at a redemption price equal to the greater of (1)(a) the sum of the present values of the remaining scheduled payments of principal and interest thereon discounted to the redemption date (assuming the 2027 Debentures matured on the 2027 Debentures Par Call Date) on a semi-annual basis at the Treasury Rate plus 20 basis points less (b) interest accrued to the redemption date, and (2) 100% of the principal amount of the 2027 Debentures to be redeemed, plus, in either case, accrued and unpaid interest thereon to the redemption date. On or after the 2027 Debentures Par Call Date, redeemable at any time at a redemption price equal to 100% of the principal amount of the 2027 Debentures being redeemed plus accrued and unpaid interest thereon, if any, to the redemption date.

2032 Debentures: Prior to April 15, 2032 (the “2032 Debentures Par Call Date”) redeemable at any time at a redemption price equal to the greater of (1)(a) the sum of the present values of the remaining scheduled payments of principal and interest thereon discounted to the redemption date (assuming the 2032 Debentures matured on the 2032 Debentures Par Call Date) on a semi-annual basis at the Treasury Rate plus 30 basis points less (b) interest accrued to the redemption date, and (2) 100% of the principal amount of the 2032 Debentures to be redeemed, plus, in either case, accrued and unpaid interest thereon to the redemption date. On or after the 2032 Debentures Par Call Date, redeemable at any time at a redemption price equal to 100% of the principal amount of the 2032 Debentures being redeemed plus accrued and unpaid interest thereon, if any, to the redemption date.

Trade Date:	June 21, 2022
Settlement Date:	June 23, 2022 (T+2)
CUSIP / ISIN Number:	2024 Debentures:	65339K CF5/US65339KCF57
	2025 Debentures:	65339K CG3/US65339KCG31
	2027 Debentures:	65339K CH1/US65339KCH14
	2032 Debentures:	65339K CJ7/US65339KCJ79

Expected Credit Ratings:*
Moody’s Investors Service Inc.	“Baa1” (stable)
S&P Global Ratings	“BBB+” (stable)
Fitch Ratings, Inc.	“A-” (stable)

Joint Book-Running Managers:

BofA Securities, Inc.

Citigroup Global Markets Inc.

J.P. Morgan Securities LLC

Wells Fargo Securities, LLC

BMO Capital Markets Corp.

BNP Paribas Securities Corp.

CIBC World Markets Corp.

Fifth Third Securities, Inc.

Goldman Sachs & Co. LLC

KeyBanc Capital Markets Inc.

MUFG Securities Americas Inc.

PNC Capital Markets LLC

RBC Capital Markets, LLC

Regions Securities LLC

Santander Investment Securities Inc.

Scotia Capital (USA) Inc.

SMBC Nikko Securities America, Inc.

Truist Securities, Inc.

U.S. Bancorp Investments, Inc.

Co-Managers:

ANZ Securities, Inc.

BBVA Securities Inc.

Commerz Markets LLC

DNB Markets, Inc.

DZ Financial Markets LLC

HSBC Securities (USA) Inc.

Intesa Sanpaolo S.p.A.

Loop Capital Markets LLC

nabSecurities, LLC

Natixis Securities Americas LLC

Samuel A. Ramirez & Company, Inc.

SG Americas Securities, LLC

Siebert Williams Shank & Co., LLC

WR Securities, LLC

Junior Co-Managers:

Academy Securities, Inc.

Cabrera Capital Markets LLC

MFR Securities, Inc.

Mischler Financial Group, Inc.

R. Seelaus & Co., LLC

___________________

*	A security rating is not a recommendation to buy, sell or hold securities and should be evaluated independently of any other rating. The rating is subject to revision or withdrawal at any time by the assigning rating organization.

The term “Treasury Rate” has the meaning ascribed to such term in the Issuer’s Preliminary Prospectus Supplement, dated June 21, 2022 (“Preliminary Prospectus Supplement”).

The Issuer is only offering these Debentures and not any Floating Rate Debentures (as defined in the Preliminary Prospectus Supplement).

The Issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the Issuer has filed with the SEC for more complete information about the Issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the Issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling BofA Securities, Inc. toll-free at (800) 294-1322; Citigroup Global Markets Inc. toll-free at (800) 831-9146; J.P. Morgan Securities LLC collect at (212) 834-4533; or Wells Fargo Securities, LLC toll-free at (800) 645-3751.